Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-3 (Nos. 333-181290 and 333-181291) and Form S-8 (No. 333-173599) of STAG Industrial, Inc. of our reports dated May 8, 2013 relating to the combined statements of revenue and certain expenses of the Armacell Properties and the Columbus Nova Properties, and of our report dated May 8, 2013 relating to the combined statements of revenue and certain expenses of the STAG Investments II Portfolio, which appear in the Current Report on Form 8-K (as amended) of STAG Industrial, Inc. dated October 9, 2012.  We also consent to the incorporation by reference of our reports dated May 9, 2012 relating to the statements of revenue and certain expenses of the South Bend Property, the statements of revenue and certain expenses of the Spartanburg Property, and the statements of revenue and certain expenses of the Reading Property, which appear in the Current Report on Form 8-K of STAG Industrial, Inc dated May 9, 2012, which is incorporated by reference in this Current Report on Form 8-K (as amended).

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
May 8, 2013